Exhibit 99.3

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents, as of the dates and for the periods indicated, our selected historical financial information as discussed below. The historical statement of operations data and other data for the nine months ended September 30, 2002 and September 30, 2003 and the historical balance sheet data as of September 30, 2003 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. All periods presented have been restated. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period. The consolidated statements of operations and balance sheet data for the nine months ended September 30, 2002 and 2003 have been restated to reflect the restatement discussed in the “PPI Restatement” Note in the restated, unaudited financial statements for the nine months ended September 30, 2002 and 2003. This information should be read in conjunction with the prospectus included in the Registration Statement on Form S-1 (No. 333-108344), as restated herein.

The information contained in this table should also be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto included elsewhere in the prospectus. Share and per share information set forth below gives effect to the stock split.

	Nine Months Ended September 30,
	2002	2003
	(Restated)	(Restated)
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues	$390,655	$426,043
Operating expenses:
Purchased transportation	227,766	267,635
Depreciation and amortization	23,282	22,744
Other operating expenses	119,118	111,137

Operating income	20,489	24,527
Interest expense(1)	27,518	22,022
Interest expense, transaction fees(2)	10,077	700
Foreign currency transaction loss	—	937
Other income	(16)	(200)

Income (loss) before taxes	(17,090)	1,068
Provision for income taxes	415	360

Income (loss) from continuing operations, before discontinued operations and cumulative change in accounting principle	(17,505)	708
Income (loss) from discontinued operations, net of tax	(2,201)	—
Cumulative effect of a change in accounting principle, net of tax(3)	(23,985)	—

Net income (loss)	(43,691)	708
Preferred stock dividends and accretions	(3,747)	(4,481)

Net income (loss) attributable to common stockholders	$(47,438)	$(3,773)

Earnings (loss) from continuing operations per share(4)
Basic	$(6.33)	$(1.13)
Diluted	(6.33)	(1.13)
Weighted average common shares outstanding(4)
Basic	3,352,000	3,337,000
Diluted	3,352,000	3,337,000
OTHER DATA:
Cash paid for interest	$24,510	$16,055
Net cash and cash equivalents provided by operating activities	12,043	26,182
Net cash and cash equivalents (used in) investing activities(5)	(2,038)	(4,407)
Net cash and cash equivalents (used in) financing activities	(11,986)	(19,772)
Number of terminals at end of period	151	156
Number of trailers operated at end of period	7,606	7,884
Number of tractors operated at end of period	3,371	3,441

	As of September 30,
	2002	2003
	(Restated) (6)	(Restated)
	(dollars in thousands, except per share data)
BALANCE SHEET DATA:
Working capital(7)	$24,725	$3,736
Total assets	394,901	368,961
Total indebtedness, including current maturities	397,235	384,218
Redeemable securities(8)	60,638	69,384
Total stockholders’ deficit	(182,859)	(204,015)

(1)	After giving effect to the Transaction, we would have had interest expense of $17.3 million for the nine months ended September 30, 2003.
(2)	Represents transaction fees paid in connection with the exchange offer completed on May 30, 2002. See “Certain Relationships and Related Transactions—The 2002 Transactions” in the Company’s prospectus included in the Registration Statement on Form S-1 (No. 333-108344), as restated herein.
(3)	Adoption of FAS Statement 142 resulted in a non-cash impairment loss related to goodwill.
(4)	Earnings (loss) per share and weighted average common shares outstanding gives effect to the 1.7 for 1 stock split effected on November 4, 2003.
(5)	Consists of capital expenditures less proceeds from asset sales for the periods presented.
(6)	The restatement adjustments relating to the irregularities at PPI that affect financial data as of September 30, 2002, which are not disclosed in Note 1 of Notes to Consolidated Financial Statements are set forth in the following table (in thousands):

	As of September 30, 2002
	As Reported	Restatement	Restated
Working capital	$29,836	$(5,111)	$24,725
Total assets	399,919	(5,018)	394,901
Total stockholders’ deficit	(174,126)	(8,733)	(182,859)

(7)	Working capital consists of current assets minus current liabilities. Working capital on an actual basis is lower than working capital on an as adjusted basis because it includes current maturities of indebtedness to be redeemed as part of the Transaction.
(8)	At September 30, 2003, redeemable securities of QDI on a consolidated basis consisted of $51.0 million of mandatorily redeemable preferred stock and accrued dividends on this stock of $18.6 million at September 30, 2003 and are net of $0.2 million in shareholder loans. On July 1, 2003, we adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In accordance with the standard, we reclassified the mandatorily redeemable securities to liabilities. Additionally, QDI issued 30 shares of mandatorily redeemable common stock, which has been written down to its redemption value of $0 at September 30, 2002 and September 30, 2003. At September 30, 2003, our mandatorily redeemable preferred stock was redeemable on September 15, 2006. On October 1, 2003, the terms of our preferred stock were amended and the preferred stock is no longer mandatorily redeemable. Prior to, or concurrently with, the completion of this offering, our preferred stock will be converted into 7,654,235 shares of common stock. See “Conversion of Preferred Stock” in the Company’s prospectus included in the Registration Statement on Form S-1 (No. 333-108344), as restated herein. The difference between the value of the common stock (valued at the initial offering price) issued upon conversion and the then carrying amount of the preferred stock will be recorded as a one-time charge to interest expense of approximately $60.7 million.